Exhibit 99.1

Pope Resources Announces $4.8 Million Sale To Quadrant Homes

POULSBO, Wash., March 16, 2015 /PRNewswire/ -- Pope Resources (Nasdaq:POPE) announced a $4.8 million sale to Quadrant Homes of 33 single-family lots located at the northern end of the Partnership's Harbor Hill project in Gig Harbor, Washington. Harbor Hill is a mixed-use planned community consisting of residential, business park, and commercial properties.

"This is the first of several residential sales we expect to close this year in Harbor Hill," said Thomas M. Ringo, President and CEO. "Quadrant will be introducing its high-end home models on these lots, and we anticipate these products will be well-received by the Gig Harbor market. Home sales have been brisk in Harbor Hill of late, which should lead to continued strong lot sales to builders in the foreseeable future."

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, President and CEO, 360.697.6626, Fax 360.697.1156